EXHIBIT 3.01

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BRITTON & KOONTZ CAPITAL CORPORATION

FIRST:                           The name of the corporation is Britton & Koontz Capital Corporation.

SECOND:                      The period of its duration is ninety-nine (99) years.

THIRD:                          The specific purpose or purposes for which the corporation is organized stated in general terms are:

Primarily, to purchase, own and hold the stock of other corporations, and to do every act and thing covered generally by the denomination "holding corporation" or "holding company," and especially to direct the operations of other corporations through the ownership of stock therein; to purchase, subscribe for, acquire, own, hold, sell, exchange, assign, transfer, create security interest in, pledge or otherwise dispose of shares of the capital stock, or any bonds, notes, securities or evidences of indebtedness created by any other corporation or corporations organized under the laws of this state or any other state or district or country, nation or government and also bonds or evidences of indebtedness of the United States or any other state, district, territory, dependency or country or subdivision or municipality thereof; to issue in exchange therefor shares of the capital stock, bonds, notes or other obligations of the corporation and while the owner thereof to exercise all the rights, powers and privileges of ownership including the right to vote on any shares of stock; to promote, lend money to and guarantee the bonds, notes, evidences of indebtedness, contracts or other obligations of, and otherwise aid in any manner which shall be lawful, any corporation or association of which any bonds, stocks or other securities or evidences of indebtedness shall be held by or for this corporation, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts and things permitted by law and designed to protect, preserve, improve or enhance the value of any such bonds, stocks or other securities or evidences of indebtedness or the property of this corporation.

And, to engage in such activities or businesses as may from time to time be permitted by State or Federal statutes, regulations or authorities, including, but not limited to, the business of acting as agent or broker for insurance companies in soliciting and receiving application for any and all types of insurance, collecting premiums and doing such other business as may be delegated to agents or brokers by such insurance companies and to conduct an insurance agency and insurance brokerage business.

To do any and all things and exercise any and all powers, rights and privileges which the corporation may now or hereafter be authorized to do under the Mississippi Business Corporation Act.

FOURTH:                      The Corporation has authority to issue 12,000,000 shares of capital stock all of which shall be designated as common stock with a par value of $2.50 per share.

FIFTH:                      The corporation will not commence business until consideration of the value of at least $1,000 has been received for the issuance of shares.

SIXTH:                      Britton & Koontz Capital Corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and capital surplus available therefor.

SEVENTH:                If any person, firm, or corporation, (herein referred to as the Tender Offeror) or any person, firm, or corporation controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror, or any group of which the Tender Offeror or any of the foregoing persons, firms, or corporations are members, or any other group controlling the Tender Offeror, controlled by the Tender Offeror, or under common control with the Tender Offeror owns of record, or owns beneficially, directly or indirectly, more than 10% of any class of equity voting security of this Corporation with the Tender Offeror, then any merger or consolidation of this corporation with the Tender Offeror, or any sale, lease, or exchange of substantially all of the assets of this Corporation or of the Tender Offeror to the other may not be effected under the laws of Mississippi unless a meeting of the shareholders of this Corporation is held to vote thereon and the votes of the holders of voting securities of this Company representing not less than 80% of the votes entitled to vote thereon, vote in favor thereof.  As used herein, the term group includes persons, firms, and corporations acting in concert, whether or not as a formal group, and the term equity security means any share or similar security; or any security convertible, with or without consideration, into such a security, or carrying any warrant to subscribe to or purchase such a security; or any such warrant or right.  The foregoing provision is to require a greater vote of shareholders than is required by Mississippi Code of 1972 Section 79-3-145 (dealing with mergers and consolidations) and Section 79-3-157 (dealing with sales, mortgages, etc. of assets outside the ordinary course of business) and the provisions of this Article SEVENTH shall not be amended, changed or repealed without a similar 80% vote of the voting securities in this Corporation, which is a greater vote than required by Mississippi Code of 1972 Section 79-3-117 (dealing with amendments to these Articles of Incorporation).

EIGHTH:                 Pursuant to the provisions of Section 79-4-2.02(b)(4), Miss. Code Ann. (1972), as Amended, the Directors of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take action, as a Director, except liability for:  (a) the amount of a financial benefit received by a Director to which he is not entitled; (b) an intentional infliction of harm on the corporation or the shareholders; (c) a violation of Section 79-4-8.33, Miss. Code Ann. (1972), as Amended; or (d) an intentional violation of criminal law.

NINTH:                      The name and post office address of each incorporator is:

NAME                                                   STREET AND POST OFFICE ADDRESS

W. J. Feltus, Jr.                                     200 D'Evereaux Drive
P. O. Box 1067
Natchez, Mississippi  39120

Albert W. Metcalfe                              108 Overton Road
Natchez, Mississippi  39120

TENTH:                The Corporation shall have three classes of directors, each class to be as nearly equal in number as possible, the term of office of directors of the first class to expire at the first annual meeting of the shareholders after their election, that of the second class to expire at the second annual meeting after their election, and that of the third class to expire at the third annual meeting after their election.  At each annual meeting after such classification, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office.

Directors shall be elected only at annual meetings of shareholders, and any vacancy in the Board of Directors, however created, shall be filled at the annual meeting succeeding the creation of such vacancy.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

No member of the Board of Directors may be removed, with or without cause, except at a meeting called in accordance with the Bylaws expressly for that purpose and except upon a vote in favor of such removal of the holders of eighty percent (80%) of the shares then entitled to vote at an election of directors; and in the event that less than the entire Board is to be removed, no one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

The vote of shareholders required to alter, amend or repeal this Article TENTH, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article TENTH, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

ELEVENTH:                The Board of Directors of the Corporation, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating any proposed Major Business Transaction (as defined below), in addition to considering the adequacy of the amount of consideration to be paid in connection with such transaction, shall consider all of the following factors and any other factors which it deems relevant:

(a)           the social and economic effects of the transaction on the Corporation, any subsidiary, depositors, loan and other customers, creditors and employees of the Corporation and its subsidiaries, and other elements of the community in which the Corporation and its subsidiaries operate or are located;

(b)           the business, financial condition and earnings prospects of the acquiring person, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person, and the possible effect of such conditions upon the Corporation, its subsidiaries and the other elements of the community in which the Corporation and its subsidiaries operate or are located; and

(c)           the competence, experience and integrity of the acquiring person and its management.

For purposes of this Article, the term "Major Business Transaction" shall mean (i) any merger or consolidation of the Corporation or any subsidiary, (ii) any sale, exchange, transfer or other disposition of all or substantially all of the Corporation's or any subsidiary's assets, (iii) any offer to purchase any or all of the Corporation's securities, or (iv) any similar transaction or event.

The vote of shareholders required to alter, amend or repeal this Article ELEVENTH, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article ELEVENTH, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

TWELFTH:                Effective June 1, 1996, the Corporation hereby elects to be governed by the provisions of the Mississippi Control Share Act, '79-27-1 et. seq., and to be an "issuing public corporation" for all purposes thereof.

The vote of shareholders required to alter, amend or repeal this Article TWELFTH, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article TWELFTH, shall be by the affirmative vote of at least eighty percent (80%) of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF ASSOCIATION
OF
BRITTON & KOONTZ CAPITAL CORPORATION

Pursuant to the provisions of Section 79-4-10.06 of the Mississippi Business Corporation Act, Britton & Koontz Capital Corporation adopts the following Articles of Amendment to its Restated Articles of Association:

ONE:      The name of the corporation is Britton & Koontz Capital Corporation.

TWO:    The following amendment of the Restated Articles of Association was approved by the shareholders of the corporation on April 25, 2006 in the manner required by the Mississippi Business Corporation Act and by the Restated Articles of Association:

RESOLVED, that the Restated Articles of Association of Britton & Koontz Capital Corporation are hereby amended by adding an Article Thirteenth, which shall read as follows:

“THIRTEENTH:    Holders of the Corporation’s capital stock shall not be entitled to cumulate their votes in the election of directors of the Corporation.”

THREE: The number of shares of stock of Britton & Koontz Capital Corporation outstanding at the time of adoption of the foregoing amendment was two million one hundred seventeen thousand eighty-six (2,117,086) shares of common stock, all of one class, and the number of shares entitled to vote on such amendment was two million one hundred seventeen thousand eighty-six (2,117,086) shares.

FOUR: The number of shares voting for the amendment to eliminate cumulative voting in the election of directors of the corporation was 1,093,908, the number of shares voting against such amendment was 687,712, and the number of shares abstaining from the vote on such amendment was 9,312.

Executed by the undersigned President and Chief Executive Officer of Britton & Koontz Capital Corporation , on this 25th day of April, 2006, at Natchez, Mississippi.

BRITTON & KOONTZ CAPITAL CORPORATION

By:   /s/ W. Page Ogden
Name:  W. Page Ogden
Title:    President and Chief Executive Officer